Immediate release				Contact									Beth Feikens
						248/754-0158

BORGWARNER APPOINTS ERNEST J. NOVAK, JR. TO BOARD OF DIRECTORS

Chicago, Illinois, July 24, 2003 - BorgWarner Inc. (NYSE: BWA) announced today that Ernest J. Novak, Jr. has been appointed to its Board of Directors. Novak was named to fill the seat vacated by former BorgWarner Chairman and CEO John F. Fiedler, who retired in May 2003. Novak's term will expire at next year's Annual Meeting of Stockholders at which time it is anticipated he will stand for election. Novak retired July 1, 2003 as managing partner of the Cleveland office of Ernst & Young.
He will become a member of BorgWarner's Audit and Finance
Committees.

"Ernie Novak brings to BorgWarner a wealth of experience in the development and improvement of accounting and auditing methodologies," said Timothy M. Manganello, BorgWarner Chairman and Chief Executive Officer. "Over the course of his 34-year career with Ernst & Young, he has held a variety of positions on international and national committees focusing on audit service delivery and quality. His broad experience will be an asset to our Board of Directors, and we are pleased to welcome him."

Novak began his career with Ernst & Ernst in 1969, and joined the accounting firm's partnership in 1980. He was managing partner of the firm's Akron/Canton office from 1986 to 1998, and managing partner of the Cleveland office from 1998 to 2003.

Novak is a member of the Boards of Directors of the University Hospitals Health System in Cleveland and A. Schulman Inc., an Akron, Ohio-based international supplier of high-performance plastic compounds and resins. He is also a member of the Board of Trustees of the Greater Cleveland Growth Association.
He has taught accounting and auditing courses at Case Western Reserve University and Bowling Green State University. He holds a master of accountancy degree from Bowling Green State University and a bachelor's degree from John Carroll University.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and VW/Audi. The Internet address for BorgWarner is: http://www.bwauto.com.
For further information contact BorgWarner Corporate Communications at 312-322-8500.
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